Exhibit 5.2

December 13, 2023

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street

8th Floor

New York, NY 10281

c/o Wells Fargo Securities, LLC

550 South Tryon Street

5th Floor

Charlotte, North Carolina 28202

As Representative of the Underwriters named

in Schedule II to the Underwriting Agreement

Re:	MidCap Financial Investment Corporation

Ladies and Gentlemen:

We have acted as special Maryland counsel to MidCap Financial Investment Corporation, a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of $80,000,000 aggregate principal amount of its 8.00% Notes due 2028 (the “Securities”), as contemplated by the underwriting agreement, dated December 6, 2023 (the “Underwriting Agreement”), among Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, and Wells Fargo Securities, LLC, as the representatives of the parties named as Underwriters therein, the Company, Apollo Investment Management, L.P., a Delaware limited partnership registered as an investment adviser (the “Adviser”), and Apollo Investment Administration, LLC, a Delaware limited liability company (the “Administrator”). This opinion is being furnished at the request of the Company as contemplated by Section 7(c) of the Underwriting Agreement. Capitalized terms used and not otherwise defined in this letter are used with the meanings given those terms in the Underwriting Agreement.

In our capacity as special Maryland counsel to the Company and for purposes of the opinions expressed herein, we have examined originals or copies of the following documents:

(i)	an executed copy of the Underwriting Agreement;

Morgan Stanley & Co. LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC as Representatives December 13, 2023 Page 2

(ii)

the Indenture, dated as of October 9, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated as of December 13, 2023 (the “Sixth Supplemental Indenture and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, each as executed by the Company;

(iii)	the 8.00% Notes due 2028 of the Company in the principal amount of $80,000,000 issued to Cede & Co., dated December 13, 2023 (the “DTC Note”), executed by the Company;

(iv)	an executed copy of the Fourth Amended and Restated Investment Advisory Management Agreement, dated as of August 1, 2022 (the “Investment Advisory Agreement”), between the Company and the Adviser;

(v)	an executed copy of the Second Amended and Restated Administration Agreement, dated as of May 17, 2018 (the “Administration Agreement”), between the Company and the Administrator;

(vi)	the charter of the Company as currently in effect (the “Charter”);

(vii)	the bylaws of the Company as currently in effect (the “Bylaws” and, together with the Charter, the “Governing Documents”);

(viii)	the Prospectus, except that we have not examined the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein;

(ix)

a certificate of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), dated as of a recent date, to the effect that, among other things, the Company is duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing and duly authorized to exercise all the powers recited in its charter and to transact business in the State of Maryland;

(x)

a certificate of the Secretary of the Company dated December 13, 2023 (the “Officer’s Certificate”), certifying, among other things, (a) as to the records of proceedings of the board of directors of the Company (the “Board”) with respect to the Investment Advisory Agreement and the due execution thereof, (b) as to the records of proceedings of the Board with respect to the Administration Agreement and the due execution thereof, and (c) as to the records of proceedings of the Board, and committees thereof, with respect to the transactions contemplated by the Underwriting Agreement, as to the incumbency of certain officers of the Company and as to the Governing Documents.

For the purposes of the opinions expressed herein, we have relied as to factual matters on various certificates of officers or representatives of the Company and of public officials and have relied on and assumed the accuracy of representations and warranties made to us by officers or representatives of the Company, and have relied on and assumed the accuracy of factual matters included in the representations and warranties made by the Company in the Underwriting Agreement. We have also examined such applicable provisions of Maryland law as we have considered necessary for purposes of giving such opinions.

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In giving the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document, (iv) the due authorization, execution and acknowledgment by all parties (other than the Company) thereto of all documents examined by us, (v) the delivery by all parties thereto of all documents examined by us, (vi) the power and authority of each party (other than the Company) to those documents examined by us to enter into the documents and perform the obligations of such party thereunder, (vii) each natural person executing any such document had legal capacity to do so at the time of such execution, (viii) the legality, validity, binding effect and enforceability as to each Person of each document heretofore executed and delivered or hereafter to be executed and delivered, and of each other act heretofore done or hereafter to be done by such Person, (ix) except as expressly set forth in this opinion letter, there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of the documents, by actions or omission of the parties or otherwise, and (x) all public records reviewed by us or on our behalf are accurate and complete.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.

The Company is duly incorporated and validly existing as a corporation under the laws of the State of Maryland and in good standing with the SDAT. The Company has the corporate power to execute, deliver and perform its obligations under the Underwriting Agreement, the Indenture, the DTC Note, the Investment Advisory Agreement and the Administration Agreement and to sell, issue and deliver the Securities as contemplated under the Underwriting Agreement.

2.	Each of the Base Indenture and the Sixth Supplemental Indenture has been duly authorized and executed by the Company and the delivery of each by the Company has been duly authorized.

3.

The Securities have been duly authorized by the Company for sale and issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Indenture, and the Resolutions, the Securities will be validly issued.

4.

Each of the Underwriting Agreement, the Investment Advisory Agreement, the Administration Agreement and the DTC Note has been duly authorized and executed by the Company and the delivery of each by the Company has been duly authorized.

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5.

The execution and delivery by the Company of the Underwriting Agreement, the Indenture, and the DTC Note and the consummation of the transactions contemplated thereunder will not violate the Governing Documents or any Maryland law, rule or regulation. The execution and delivery by the Company of the Investment Advisory Agreement and the Administration Agreement did not violate the Governing Documents or any Maryland law, rule or regulation. The performance by the Company of its obligations under each of the Investment Advisory Agreement and the Administration Agreement does not violate the Governing Documents or any Maryland law, rule or regulation.

6.	Under the Charter, the Company has authority to issue 130 million shares of stock, all of which are classified as common stock, $0.001 par value per share.

7.

No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency of the State of Maryland (other than as may be required under the securities or “blue sky” laws of the State of Maryland, as to which no opinion is expressed) is required in connection with the due authorization, execution and delivery of the Underwriting Agreement, the Indenture and the DTC Note or for the offering, issuance, sale or delivery of the Securities, except such as have been obtained or made. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency of the State of Maryland (other than as may be required under the securities or “blue sky” laws of the State of Maryland, as to which no opinion is expressed) was required in connection with the due authorization, execution and delivery of, or is required for the performance by the Company of its obligations under, the Investment Advisory Agreement and the Administration Agreement, except such as have been obtained or made.

8.

The statements in the Prospectus under the caption “Description of our Capital Stock,” insofar as such statements purport to summarize certain provisions of the Governing Documents or certain provisions of Maryland law, fairly summarize such provisions in all material respects.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland. We express no opinion as to federal securities laws or state securities laws, other anti-fraud laws, or any law, rule or regulation that is applicable to the Company, the Securities, the Underwriting Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Underwriting Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate, including without limitation the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended. The opinions expressed herein are limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinions expressed herein are being furnished by us to you solely for your benefit in connection with the transactions contemplated by the Underwriting Agreement and may not be relied on, used, circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, we understand that Simpson Thacher & Bartlett LLP will be relying on our opinions in giving their opinion letter to you on the date hereof as contemplated by the Underwriting Agreement, and we consent to that reliance.

Morgan Stanley & Co. LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC as Representatives December 13, 2023 Page 5

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Scott R. Wilson
Principal